EXHIBIT 99.1
July 27, 2016 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

Ohio Valley Banc Corp. Reports 2nd Quarter Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the "Company") reported consolidated net income for the quarter ended June 30, 2016, of $1,706,000, an increase of 21.0 percent from the $1,410,000 earned for the second quarter of 2015.   Earnings per share for the second quarter of 2016 were $.41 compared to $.34 for the prior year second quarter.  For the six months ended June 30, 2016, net income totaled $4,538,000, a 9.9 percent decrease from net income of $5,034,000 for the six months ended June 30, 2015.  Earnings per share were $1.10 for the first six months of 2016 versus $1.22 for the first six months of 2015.  Return on average assets and return on average equity were 1.05 percent and 9.88 percent, respectively, for the first half of 2016, compared to 1.19 percent and 11.53 percent, respectively, for the same period in the prior year.
"It certainly is an exciting time as we prepare to close the mergers with Milton Bancorp. and The Milton Banking Company on August 5th," stated Thomas E. Wiseman, President and CEO.  "One-time expenses associated with the merger coupled with an expected decrease in tax processing fees contributed to lower year-to-date earnings; however, it must be noted that the merger is not a mere expense, but an investment in the future.  We welcome Milton Bank to the Ohio Valley Bank family as we join these two great community banks to better serve our customers and grow the company."
For the second quarter of 2016, net interest income increased $57,000, and for the six months ended June 30, 2016, net interest income increased $227,000 from the same respective periods last year.  Positively impacting net interest income was the growth in earning assets.  For the six months ended June 30, 2016, average earning assets increased $5 million from the same period the prior year.  The growth in average earning assets was attributable to an increase in both average interest-bearing deposits with banks and investment securities, which was partially offset by a decrease in average loan balances.  Interest-bearing deposits with banks are primarily related to balances being maintained at the Federal Reserve, which increases significantly during the first half of the year in relation to seasonal tax refund processing.  Due to an increase in short-term interest rates in December 2015, the earnings from deposits maintained at the Federal Reserve increased $139,000 for the first six months of 2016, as compared to the same period last year.
The decrease in average loan balances was largely attributable to the payoff throughout 2015 of loans purchased from other financial institutions.  This decrease was partially offset by growth in average commercial and consumer loan balances.  While average loan balances decreased over the first six months of 2016, the balance of total loans at June 30, 2016, was $17 million higher than December 31, 2015.  The opening of the new Athens loan production office in late 2015 has made a significant contribution to the loan growth experienced in 2016.  In addition to the growth in average earning assets, the net interest margin has remained relatively steady.  For the six months ended June 30, 2016, the net interest margin was 4.36 percent, compared to 4.35 percent for the same period the prior year.
For the three months ended June 30, 2016, the provision for loan losses decreased $658,000, and for the six months ended June 30, 2016, the provision for loan losses decreased $101,000, from the same respective periods in 2015.  The decrease in provision for loan losses is consistent with the decrease in both net charge-offs and nonperforming loans.  For the six months ended June 30, 2016, net charge-offs totaled $334,000, a decrease of $1,277,000 from the same period in 2015.  The decrease was largely due to the charge-off of a collateral dependent impaired loan's specific reserve, which occurred in 2015.  The ratio of nonperforming loans to total loans was 1.14 percent at June 30, 2016 compared to 1.24 percent at December 31, 2015 and 1.45 percent at June 30, 2015.  Based on the evaluation of the adequacy of the allowance for loan losses, management believes that the allowance for loan losses at June 30, 2016 was adequate and reflects probable incurred losses in the portfolio.  The allowance for loan losses was 1.15 percent of total loans at June 30, 2016, compared to 1.13 percent at December 31, 2015 and 1.26 percent at June 30, 2015.
For the three months ended June 30, 2016, noninterest income totaled $1,861,000, compared to $1,917,000 for the same period last year.  Noninterest income totaled $5,096,000 for the six months ended June 30, 2016, as compared to $5,406,000 for the same period last year, a decrease of $310,000.  For the first six months of 2016, tax refund processing fees totaled $2,024,000, a decrease of $326,000 from the same period the prior year.  The decrease was related to the lower per item fee received by the Company as defined in the contract with the third-party tax refund product provider.  For the first half of 2016, all other noninterest income sources increased $16,000 from the same period a year ago.
For the three months ended June 30, 2016, noninterest expense totaled $7,773,000, an increase of $219,000 from the same period last year.  For the six months ended June 30, 2016, noninterest expense totaled $15,742,000, an increase of $761,000, or 5.1 percent, from the same period last year.  The Company's largest noninterest expense, salaries and employee benefits, increased $102,000 as compared to the second quarter of 2015 and increased $272,000 as compared to the first half of 2015.  The increase was primarily related to annual merit increases and higher health insurance expense.  Also contributing to higher noninterest expense were expenses related to the announced merger with Milton Bancorp.  During the second quarter, the Company incurred $134,000 in merger related expenses, bringing the year-to-date merger related expenses to $361,000.  The remaining noninterest expenses were limited to an increase of $128,000 for the first six months of 2016, as compared to same period last year.
Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 14 offices in Ohio and West Virginia, and Loan Central, with seven consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Caution Regarding Forward-Looking Information

Certain  statements  contained  in this  earnings  release  which are not  statements of  historical fact, including statements about the expected mergers with Milton Bancorp, Inc. and the Milton Banking Company, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "believes," "anticipates," "expects," "appears," "intends," "targeted" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of federal legislation with respect to taxes and government spending and the continuing economic uncertainty in various parts of the world; (ii) competitive pressures;  (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.  See Item 1.A. "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and Part II, Item 1.A. "Risk Factors" in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares.

Important Information for Investors and Shareholders

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities of the Company.  The Company's common shares to be issued in connection with the merger have not been and will not be registered under the Securities Act of 1933 or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
PER SHARE DATA
Earnings per share	$0.41	$0.34	$1.10	$1.22
Dividends per share	$0.21	$0.26	$0.42	$0.47
Book value per share	$22.89	$21.59	$22.89	$21.59
Dividend payout ratio (a)	51.00%	75.91%	38.22%	38.44%
Weighted average shares outstanding	4,142,247	4,117,675	4,134,956	4,117,675

PERFORMANCE RATIOS
Return on average equity	7.33%	6.33%	9.88%	11.53%
Return on average assets	0.81%	0.68%	1.05%	1.19%
Net interest margin (b)	4.22%	4.24%	4.36%	4.35%
Efficiency ratio (c)	75.95%	73.80%	69.27%	65.63%
Average earning assets (in 000's)	$798,651	$786,972	$813,006	$807,887

(a) Total dividends paid as a percentage of net income.
(b) Fully tax-equivalent net interest income as a percentage of average earning assets.
(c) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)

	Three months ended		Six months ended
(in $000's)	June 30,		June 30,
	2016	2015	2016	2015
Interest income:
Interest and fees on loans	$8,135	$8,150	$17,062	$17,049
Interest and dividends on securities	778	716	1,621	1,444
Total interest income	8,913	8,866	18,683	18,493
Interest expense:
Deposits	510	555	1,008	1,090
Borrowings	197	162	369	324
Total interest expense	707	717	1,377	1,414
Net interest income	8,206	8,149	17,306	17,079
Provision for loan losses	141	799	620	721
Noninterest income:
Service charges on deposit accounts	434	393	839	746
Trust fees	56	57	116	115
Income from bank owned life insurance and
annuity assets	191	138	400	314
Mortgage banking income	61	55	118	114
Electronic refund check / deposit fees	270	255	2,024	2,350
Debit / credit card interchange income	625	627	1,211	1,165
Gain (loss) on other real estate owned	13	45	8	60
Gain on sale of securities	0	135	0	135
Other	211	212	380	407
Total noninterest income	1,861	1,917	5,096	5,406
Noninterest expense:
Salaries and employee benefits	4,528	4,426	9,098	8,826
Occupancy	405	388	834	790
Furniture and equipment	201	194	386	372
Professional fees	341	353	678	709
Marketing expense	248	234	495	469
FDIC insurance	148	132	297	298
Data processing	336	362	689	730
Software	302	262	594	509
Foreclosed assets	121	62	186	97
Merger related expenses	134	0	361	0
Other	1,009	1,141	2,124	2,181
Total noninterest expense	7,773	7,554	15,742	14,981
Income before income taxes	2,153	1,713	6,040	6,783
Income taxes	447	303	1,502	1,749
NET INCOME	$1,706	$1,410	$4,538	$5,034

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	June 30,	December 31,
	2016	2015
ASSETS
Cash and noninterest-bearing deposits with banks	$9,965	$9,475
Interest-bearing deposits with banks	47,502	36,055
Total cash and cash equivalents	57,467	45,530
Certificates of deposit in financial institutions	1,715	1,715
Securities available for sale	94,406	91,651
Securities held to maturity
(estimated fair value: 2016 - $20,491; 2015 - $20,790)	19,310	19,903
Federal Home Loan Bank and Federal Reserve Bank stock	6,576	6,576
Total loans	602,936	585,752
Less: Allowance for loan losses	(6,934)	(6,648)
Net loans	596,002	579,104
Premises and equipment, net	10,348	10,404
Other real estate owned	2,046	2,358
Accrued interest receivable	1,853	1,819
Goodwill	1,267	1,267
Bank owned life insurance and annuity assets	28,752	28,352
Other assets	6,707	7,606
Total assets	$826,449	$796,285

LIABILITIES
Noninterest-bearing deposits	$184,359	$176,499
Interest-bearing deposits	493,956	484,247
Total deposits	678,315	660,746
Other borrowed funds	31,411	23,946
Subordinated debentures	8,500	8,500
Accrued liabilities	13,427	12,623
Total liabilities	731,653	705,815

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares authorized;
2016 - 4,801,986 shares issued; 2015 - 4,777,414 shares issued)	4,802	4,777
Additional paid-in capital	35,867	35,318
Retained earnings	68,585	65,782
Accumulated other comprehensive income	1,254	305
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	94,796	90,470
Total liabilities and shareholders' equity	$826,449	$796,285